ETF OPPORTUNITIES TRUST 485BPOS

Exhibit 99.(p)(19)

King Ridge Capital LLC

Code of Ethics

December 2024

This document is the sole property of King Ridge Capital LLC. The contents of this document are confidential and may not be reproduced, extracted, or made available to any external party that is not employed by, or has not been granted approval from, King Ridge Capital LLC.

Contents

1. Introduction	3
2. Standards of Professional Conduct	5
3. Insider Trading Policies and Procedures	6
4. Personal Account Dealings	8
5. Gifts and Entertainment	11
6. Political Contributions	13
7. Outside Business Activities	14
8. Family Member Conflicts	15

1.	Introduction

King Ridge Capital LLC (“King Ridge”, “KRCA”, or the “Firm”) is an investment Adviser registered with the Securities and Exchange Commission (“SEC”) pursuant to requirements under the Investment Advisers Act of 1940 (the “Advisers Act”). As a registered Investment Adviser (“RIA”), King Ridge is subject to SEC rules and regulations that govern its activities and fiduciary responsibilities. The Firm has established this Code of Ethics (the “Code”) that is applicable to all Access Persons of King Ridge. The Code is designed to work in conjunction with the separately maintained Compliance Manual (the “Manual”) as well as other applicable compliance policies and procedures established by King Ridge.

Each person subject to the Code must acknowledge that they have received, read, and agree to be bound by the Code. King Ridge will require annual recertification that each Access Person has read, understands, and has complied with the Code.

This Code is predicated on the principle that King Ridge owes a fiduciary duty to its Clients. King Ridge has the duty and a responsibility to act in the utmost good faith and in the best interests of Clients and to always place the Client’s interests first and foremost. Accordingly, the Firm’s Access Persons must avoid, as is reasonably possible, activities, interests and relationships that run contrary (or appear to run contrary) to the best interests of Clients. It is expected that certain conflicts of interest may arise for Access Persons while acting in their capacity at the Firm. In the event that a conflict of interest, or the appearance of a conflict of interest, were to arise, Access Persons are required to disclose such conflict(s) to the Chief Compliance Officer (“CCO”) promptly.

This Code applies to each Access Person in the Firm. For purposes of this Code, all Supervised Persons at King Ridge are deemed Access Persons held to the responsibilities outlined herein. Access Persons must read and understand this Code and uphold the required standards in their day-to-day activities at King Ridge. Compliance with the Code is a condition of employment, and Access Persons are expected to abide by the spirit of the Code and report any known or suspected violations to the CCO and/or a Compliance Designee.

Administration of the Code

King Ridge’s CCO, Neil Hause, has ultimate responsibility for overseeing the activities administered under this Code. King Ridge has additionally engaged outsourced compliance consultant to provide regulatory compliance support services as the Compliance Designee. Any questions regarding King Ridge’s compliance program, its application in a given situation, or other compliance related matters should be directed to the CCO and/or Designee. The CCO and/or Designee will at least annually review the Code and conduct training on its topics with Access Persons on its content. Upon hire, the CCO or Designee will provide initial compliance training to new hires covering topics in the Code.

King Ridge utilizes Hadrius to help administer requirements under this Code and for monitoring potential conflicts of interest reported by Access Persons. All Access Persons are required to access and use Hadrius so that the CCO can appropriately supervise activity at the Firm.

Test Procedure	Frequency	Assignee
Annual Code Acknowledgement	Annual	CCO/Designee
Annual review of policies within Code	Annual	CCO/Designee
Conduct firmwide training that includes the topics covered within the Code, as well as ad hoc new hire training on the Code.	Annually/Ad hoc	CCO/Designee

Definitions

Access Person: Includes all employees, officers, directors and members of King Ridge and any other persons designated by the CCO, who have access to nonpublic information regarding the purchase or sale of securities by, or the securities holdings of, any Client of King Ridge or who are involved in making such recommendations that are not publicly known.

Advisers Act: The Investment Advisers Act of 1940, as amended.

Beneficial Ownership: The Code applies to all accounts and securities beneficially owned by Access Persons as well as accounts under an Access Person’s direct or indirect influence or control. If an Access Person has the ability to profit, directly or indirectly, or share in any profit from a transaction, the Access Person is deemed to have Beneficial Ownership of such account. If an Access is unsure if an account or investment falls under their beneficial ownership, they should contact the CCO for further guidance.

Chief Compliance Officer (“CCO”): The CCO as referenced is Neil Hause, so designated by King Ridge.

Client: Refers to any pooled investment vehicle, and investors within those vehicles, that are managed by King Ridge.

Code: Refers to this Code of Ethics.

Compliance Designee: Designated by King Ridge, the CCO may additionally designate individuals, where appropriate, to operate in the capacity of the Designee as outlined in this Code. King Ridge has outsourced compliance consulting services to PINE Advisor Solutions who will be engaged as Designee.

Foreign Corrupt Practices Act (“FCPA”): The Foreign Corrupt Practices Act of 1977, as amended.

Firm: Refers to King Ridge Capital LLC.

Fund: Any pooled investment vehicle managed by King Ridge.

Hadrius: An online compliance management application administered by the CCO and Compliance Designee used for Access Persons to disclose all personal compliance disclosures.

Household-related Party: For purposes of the Code, members of an Access Person’s family/household include:

●	Your spouse or domestic partner (unless they do not live in the same household as you and you do not contribute in any way to their support);

●	Your children under the age of 18;

●	Your children who are 18 or older (unless they do not live in the same household as you and you do not contribute in any way to their support); and

●	Any of your stepchildren, grandchildren, parents, stepparents, grandparents, brothers, sisters, parents-in-law, sons-in-law, daughters-in-law, brothers-in-law and sisters-in-law (including in each case adoptive relationships) who live in your household.

Initial Public Offering (“IPO”): Generally refers to when a company first sells its shares to the public.

Material Non-Public Information: Any information that has not been publicly disseminated, or that was obtained legitimately while acting in a role of trust or confidence of an issuer or that was obtained wrongfully from an issuer or such person acting in a role of trust or confidence that a reasonable investor would consider important in making a decision to buy, hold or sell a company’s securities. Regardless of whether it is positive or negative, historical, or forward looking, any information that a reasonable investor could expect affects a company’s stock price.

Reportable Securities: Rule 204A-1 treats all securities as reportable securities, with five exceptions designed to exclude securities that appear to present little opportunity for the type of improper trading on behalf of an Access Person which the restrictions are designed to mitigate and /or uncover. These include:

●	Transactions and holdings in direct obligations of the Government of the United States;

●	Money market instruments — bankers' acceptances, bank certificates of deposit, commercial paper, repurchase agreements and other high quality short-term debt instruments;

●	Shares of money market funds;

●	Transactions and holdings in shares of other types of mutual funds, unless the adviser or a control affiliate acts as the investment adviser or principal underwriter for the fund;

●	Transactions in units of a unit investment trust if the unit investment trust is invested exclusively in unaffiliated mutual funds.

SEC: The United States Securities and Exchange Commission.

Supervised Person: Any partner, officer, director (or other person occupying a similar status or performing similar functions), or employee of an investment adviser, or other person who provides investment advice on behalf of the investment adviser and is subject to the supervision and control of the investment adviser. Supervised Persons of King Ridge include all directors, officers, and any other personnel designated as a Supervised Person by the CCO. All King Ridge employees are considered Supervised Persons and Access Persons within King Ridge’s compliance program.

2.	Standards of Professional Conduct

Under the Advisers Act, an investment adviser owes the fiduciary duties of loyalty and care to its Clients. The Firm has an affirmative duty to act solely in the best interests of Clients and to make full and fair disclosure of all material facts, particularly where the Firm’s interests may conflict with those of Clients. King Ridge is obligated to avoid overreaching or taking unfair advantage of a Client or investor’s trust and to eliminate or disclose any potential conflicts of interest.

Specific obligations that the SEC has indicated that encompass King Ridge’s fiduciary duty are:

●	A duty to have a reasonable, independent basis for its investment advice;

●	A duty to obtain best execution for Clients’ securities transactions where King Ridge is in a position to direct brokerage transactions;

●	A duty to ensure that its investment advice is suitable to the Client’s objectives, needs and circumstances;

●	A duty to refrain from effecting personal securities transactions inconsistent with Client interests; and

●	A duty to be loyal to Clients.

Access Persons must at all times comply with the following standards of business conduct to ensure King Ridge meets its fiduciary obligations and those of its Access Persons:

●	Clients Come First: Access Persons owe Clients a duty of loyalty and must avoid serving King Ridge’s or their own personal interests ahead of the Clients'. An Access Person may not induce or cause a Client to take action, or not to take action, for the Firm’s or the Access Person’s own benefit rather than for the benefit of the Client. King Ridge must make full and fair disclosure of all material facts related to the investment, particularly where the interests of the Firm or an Access Person may conflict with those of a Client.

●	Avoid Taking Advantage: Access Persons may not trade on the basis of inside information, usurp investment opportunities that should properly be made available to the Firm’s Clients, or otherwise use their knowledge of King Ridge’s investment activities to profit on such activities at the expense of the Firm’s Clients.

●	Avoid Inappropriate Relationships: In addition, Access Persons must avoid engaging in outside business activities and the receipt of investment opportunities, perquisites, or gifts from persons seeking to do business with King Ridge that could call into question an Access Person’s ability to exercise independent judgment in the best interests of the Clients.

●	Compliance with Applicable Laws: Access Persons must comply with all laws that apply to the business of King Ridge.

●	Act Ethically: King Ridge expects all Access Persons to act with integrity, competence, diligence, respect, and in an ethical manner while doing business on behalf of the Firm.

Doubtful situations should always be resolved in favor of Clients. Technical compliance with the Code’s procedures will not automatically insulate from scrutiny any activities that indicate an abuse of these governing principles.

Policy

King Ridge’s Access Persons owe the same fiduciary responsibilities to Clients as set forth above. This Code is designed to provide guidelines to employees of the Firm for compliance with the fiduciary duties of loyalty and care. Access Persons are required to review and be familiar with all conflicts of interest identification, reporting, and management procedures outlined in the policy.

Procedure

On at least an annual basis, the CCO and Compliance Designee will provide training to Access Persons on their fiduciary duties and methods for reporting/mitigating conflicts of interest. Ad hoc training may be conducted as deemed necessary by the CCO, to provide Access Persons with sufficient training and knowledge on their fiduciary responsibilities and Firm policy.

3.	Insider Trading Policies and Procedures

King Ridge and certain individuals may have access to material information about a public company that has not been publicly disseminated. Federal and state securities laws generally make it unlawful for any person to trade in securities of a publicly-traded issuer while in possession of material, non-public information (“MNPI”). It is also unlawful to communicate MNPI to others (a practice known as “tipping”).

Violations of these restrictions can have severe consequences for both King Ridge and its Access Persons. Trading on MNPI or communicating such information to others is punishable by imprisonment and criminal fines. As such, the Firm has established the following policies and procedures to prevent the misuse of MNPI by King Ridge or any person associated with King Ridge.

Defining “Material” Information

Material information is defined generally as information for which there is a substantial likelihood that a reasonable investor would consider it important in making their investment decisions, or information that is reasonably certain to have a substantial effect on the price of a company’s securities. Information that Access Persons could consider material includes, but is not limited to:

●	Merger or acquisition proposals or agreements;

●	News of a significant sale of assets or the disposition of a subsidiary;

●	Liquidation problems;

●	Major contract awards;

●	The gain or loss of a substantial customer or supplier;

●	Pricing changes or discount policies;

●	Notice of issuance of patents;

●	Significant new products, processes or discoveries;

●	Major litigation or regulatory inquiries;

●	Extraordinary management developments;

●	Earnings estimates (or results);

●	Changes in previously released earnings estimates;

●	Current financial performance;

●	Changes in dividend amounts or policies or the declaration of a stock split or the offering of additional securities; and/or

●	Significant write-offs or restatements.

Defining “Non-Public” Information

Information is non-public until it has been effectively communicated to the marketplace. One must be able to point to some fact to show that the information is generally public. For example, information is public after it has become available to the general public through a public filing with the SEC or some other government agency or some publication of general circulation and after sufficient time has passed so that the information has been disseminated widely.

If the information is not available in the general media or in a public filing, it should be treated as non-public. Individuals that are uncertain as to whether certain information is non-public should consult with the CCO and/or Designee prior to making any comment to a third-party.

MNPI Policy

King Ridge forbids any Access Persons from trading, either personally or on behalf of others, including Clients, based upon MNPI about a publicly traded security, or communicating MNPI to others in violation of applicable law. This policy applies to every Access Person and extends to activities within and outside their duties at King Ridge.

Access Persons should take all appropriate actions to safeguard any MNPI in their possession. Information in an individual’s possession that has been identified as material and non-public may not be communicated to anyone, including any person within the Firm other than the CCO and those persons who “need to know” such information in order to perform their job responsibilities at King Ridge.

Identification of MNPI Procedures

Before an Access Person executes any trade personally or for others, including Client accounts, the individual must determine whether they have access to MNPI. If an Access Person thinks they might have access to MNPI, the individual should consult the CCO and/or Designee and take the following steps:

●	Report the information and proposed trade immediately to the CCO and/or Designee;

●	Do not purchase or sell the securities, including for the Funds managed by the Firm;

●	Do not communicate the information inside or outside the Firm other than to the CCO and/or Designee; and

●	After the CCO has reviewed the issue, the CCO will determine whether the information is material and non-public and, if so, what action the Firm should take.

Restricted List Policy

Receipt by King Ridge or an Access Person of MNPI, as well as certain transactions in which the Firm may engage, may require that Client accounts or personal accounts of Access Persons do not trade in the subject securities for specified time periods. Any such security will be designated as “restricted.” The CCO will determine which securities are restricted, will maintain a list (the “Restricted List”) of such securities, and will deny permission to effect transactions in Client or Access Person’s personal accounts in securities on the Restricted List.

Access Persons should regularly review the Restricted List to confirm the names that are included within.

Restricted List Procedures

If an Access Persons believes they have obtained MNPI, they should immediately notify the CCO and/or Designee. Should the CCO identify the need to add a name to the Restricted List, the CCO will notify all Access Persons of any updates made to the Restricted List, including when a particular security has been removed from the Restricted List.

Test Procedure	Frequency	Assignee
Review and update of names on Restricted List	Regular	CCO

4.	Personal Account Dealings

Rule 204A-1 of the Advisers Act requires Access Persons to report their personal securities transactions, holdings, and beneficially owned personal trading accounts to the CCO for regular review and monitoring. Rule 204A-1 encompasses the personal investments of all Access Persons and their Household-related Parties as required by the Advisers Act for any personal trading accounts where an Access Person is deemed to have beneficial ownership over any such accounts. Therefore, each Access Person and their Household-related Parties must conduct all personal investments consistent with this section of the Code.

King Ridge utilizes Hadrius to facilitate personal trading monitoring and recordkeeping. The CCO and Designee will be responsible for reviewing, approving, or denying any personal account dealings for Access Persons. In the case of the CCO’s personal account dealings, a Designee shall be responsible for reviewing the securities transactions and holdings report data.

Personal Trading Governing Principles

As a general matter, King Ridge requires all personal trading activity of its Access Persons and Household-related Parties to adhere to the following principles:

●	The interests of Client accounts must be placed in front of any personal transaction. Appropriate investment opportunities must be made for Clients before King Ridge or before any Access Person acts upon such opportunities for personal trading reasons.

●	All personal securities transactions must be conducted in such a manner as to avoid any actual, potential, or perceived conflicts of interest or abuse of an individual’s position of trust and responsibility.

Initial Account and Holdings Disclosure

Rule 204A-1 requires Access Persons to disclose to the CCO within 10 days of hire the Access Person’s personal accounts and holdings. Access Persons are required to report all securities accounts “beneficially owned” directly or indirectly by the Access Person with any foreign or domestic brokerage firm, bank, investment adviser or other financial institution. This may include disclosing Household-related Parties’ personal trading accounts if the Access Person is deemed to have beneficial ownership over such accounts.

Policy

Within ten 10 calendar days of an Access Person’s start date at King Ridge, the Access Person is required to disclose all brokerage accounts in which they have Beneficial Ownership, including whether the individual exercises trading discretion over Beneficially Owned accounts. Access Persons must allow brokers or financial institutions to provide duplicate confirmations and statements directly to King Ridge in Beneficially Owned accounts that can hold Reportable Securities. If an Access Person’s broker is unwilling or unable to provide duplicate confirmations and statements, the Access Person is required to provide them directly to the CCO.

Additionally, within 10 calendar days of an Access Person’s start date, all holdings in Reportable Securities that are Beneficially Owned by the Access Person must be disclosed, excluding those managed by a third- party where the Access Person does not exercise trading authority over the personal trading account. Holdings information must be current as of 45 days prior to the Access Person’s start date.

Procedure

Newly hired Access Persons should disclose their Beneficially Owned accounts within 10 days of hire into Hadrius upon activation on their Hadrius user by the CCO. New hires must also note when disclosing any Beneficially Owned account of whether the individual can exercise trading discretion over the account, or whether it is third-party managed.

Any questions regarding initial account and holdings disclosures in Hadrius should be directed to the CCO and/or Designee.

Ongoing Disclosure and Reporting Requirements

In addition to initial account and holdings disclosures, Rule 204A-1 requires Access Persons to continuously report certain personal trading activity and ongoingly disclose newly opened Beneficially Owned accounts, as well as annually report holdings for any account that holds Reportable Securities.

Policy

Access Persons must promptly disclose to the CCO any newly opened accounts under their Beneficial Ownership that have the ability to hold Reportable Securities and document such accounts in Hadrius. Access Persons must also ensure that King Ridge receives duplicate statements or trade confirmations for all Reportable Securities (except for non-discretionary trading accounts) via one the following methods:

●	Electronic Feeds: Access Persons are encouraged to deal through brokers that provide Hadrius with trade confirmations and holdings via electronic feeds. This provides the CCO and Designee with the most timely and accurate personal account information.

●	Manual Upload of Confirmations and/or Statements: If obtaining a direct feed is not possible or functioning during the required reporting timeframe, Access Persons are required to enter trade details into Hadrius and upload the trade confirmation (or quarterly statement).

Procedure

Upon initial disclosure and attestation to personal account information, King Ridge requires Access Persons to periodically attest to the trade data within the disclosed accounts. Below is a general outline of the required personal account dealing certifications each Access Person must complete:

Quarterly	Annually
● Transaction attestation for Reportable Securities in accounts to which the Access Person exercises discretionary trading authority are due within thirty (30) days of calendar quarter end.	● Account(s) attestation for any account that has the ability to hold Reportable Securities ● Holdings attestation for Reportable Securities that are due within 45 days of calendar year-end.

Pre-clearance Requirements for Personal Securities Transactions

Access Persons are required to pre-clear all personal transactions in the following:

●	Participation in Initial Public Offerings (IPOs)

●	Private placements or limited offerings

●	Investments in funds advised and/or managed by King Ridge

Participation in IPOs, Private Placements, and Limited Offerings

Participation in any Initial Public Offering (“IPO”), private placement, or limited offering (including LPs, LLCs, hedge funds, private equity funds, etc.) must be pre-cleared by the CCO prior to participation in such investments. A request for approval of a private placement must be submitted in advance of the proposed date of investment.

Prohibition Against Front Running

Policy

It is the policy of King Ridge that Access Persons shall not execute a personal securities transaction in a security if an order for a Client account for the same security, same way, at the same price remains unexecuted. In accordance with fiduciary duties, transactions for Clients take priority over any personal securities transaction, and Access Persons are expressly prohibited from taking advantage of their position within the Firm to attempt to execute a security that a Fund is contemplating or in the process of transacting.

Procedure

Access Persons contemplating transacting a security should always review the Restricted List to ensure such personal transactions do not conflict with Client transactions.

Restricted List

King Ridge may at times, at the discretion of the CCO, maintain a Restricted List that is available to all Access Persons and is maintained and distributed electronically to Access Persons. King Ridge believes the use of a Restricted List will be infrequent but may, from time to time, be necessary to safeguard against the use of, or the perception of the use of, MNPI and insider trading. Access Persons are responsible for ensuring they do not trade in a security on the Restricted List. Once a security is placed on the Restricted List, any trading in a Client or Access Person account will require pre-approval from the CCO until the security has been removed from the list.

Test Procedure	Testing Frequency	Assignee
Initial accounts and holdings disclosure for Access Persons	Quarterly	CCO/Designee
Personal transaction monitoring	Quarterly	CCO/Designee
Beneficially Owned accounts and holdings disclosure	Annual	CCO/Designee
Personal trading monitoring with checks against Restricted List	Quarterly	CCO/Designee

5.	Gifts and Entertainment

Gifts or Entertainment may create an actual or apparent conflict of interest, which could affect (or appear to affect) the recipient’s independent business judgment. Access Persons are required to follow the standards below regarding the acceptance or giving of gifts and entertainment. Generally speaking, Access Persons are expected to avoid any gifts or entertainment that:

●	Could create an apparent or actual conflict of interest;

●	Are excessive or extravagant and that would reflect unfavorably on King Ridge or Clients; or

●	Would be inappropriate or disreputable in nature.

For purposes of this Code, gifts or entertainment that would not be deemed excessive or extravagant can generally be is defined as reasonable and customary business entertainment, such as an occasional dinner, logoed pens or other nominally valued items, a ticket to a sporting event or the theater, or comparable entertainment which is neither so frequent nor so extensive as to raise any question of propriety. Any questions regarding the receipt of any gift or other personal benefit should be directed to the CCO and/or Designee.

Preferential Treatment

As a general matter, no Access Person shall seek or accept favors, preferential treatment, or any other personal benefit because of their association with King Ridge, except pursuant to normal and customary business practices.

Access Persons should not offer gifts, favors, entertainment, or other things of material value that could be deemed overly generous or aimed at influencing decision-making of a Client. King Ridge expects all individuals to use their best judgment and err on the side of reporting any gifts or entertainment that are questionable in nature.

Gift Policy

A “gift” is anything of value that is given with the intent or perceived intent to foster a legitimate business relationship. Gifts can include merchandise such as wine, gift baskets, or event tickets if the giver does not attend. No Access Person may receive any gift, service, or other thing of excessive value from any person or entity that does business with or on behalf of King Ridge. No Access Person may give or offer any gift of excessive value to existing Clients, prospective clients, or any entity that does business with or on behalf of King Ridge.

King Ridge requires any gifts greater than $100 in value, on aggregate, per year, per relationship, to be disclosed to the CCO and/or Designee.

Access Persons may not request or solicit any gifts. Additionally, no gift of cash or cash equivalents can be accepted. Items such as pens, coffee mugs, or clothing items with a counterparty’s logo are generally acceptable in all instances, so long as such items could not be deemed excessive or extravagant.

Gifts given to Clients/firms during the holiday season will be based on the same guidelines established above.

Gift Disclosure Procedures

Access Persons who intend to give or receive a gift over the reporting threshold can submit a gift disclosure in Hadrius or report the gift directly to the CCO. Additionally, if an Access Person believes they are being given a gift that is excessive in nature, they should immediately report such gift to the CCO and Designee. Any questions as to what constitutes an “excessive” gift should be directed to the CCO and/or Designee. Additionally, Access Persons will be required to periodically attest that they have not received or given any gifts that could be construed excessive or extravagant in nature and that any gifts above the reporting thresholds have been appropriately disclosed.

Entertainment Policy

“Entertainment” is a meeting, meal, or other activity where both the King Ridge Access Person and another individual(s) are present and have the opportunity to discuss business or any participant’s employer bears the cost of such meeting. It does not include events that have been organized by King Ridge directly, such as receptions following an industry gathering or multi-client entertainment. If the individual providing the entertainment will not be present for the event, it will be considered a gift subject to the Gift Policy above.

Access Persons are prohibited from accepting entertainment that is or could be considered excessive or extravagant. For purposes of this Code, King Ridge requires that any entertainment greater than $500 in value on any single occasion be disclosed to the CCO and/or Designees for pre-approval. Access Persons additionally cannot solicit entertainment or request attendance or invitations to specific events.

Traditional business entertainment such as golf outings, business lunches, and professional networking events are generally acceptable in all instances, so long as the traditional business entertainment does not evolve into excessive or extravagant in nature.

Entertainment Disclosure Procedures

Access Persons who intend to give or receive entertainment in excess of the above threshold can submit an entertainment disclosure in Hadrius or report the entertainment directly to the CCO. Any such reports for pre-clearance should be provided in advance of the entertainment event. Additionally, if an Access Person believes they are being entertained in a manner that is excessive in nature, they should immediately report such gift to the CCO and Designee. Any questions as to what constitutes “excessive” or “extravagant” entertainment should be directed to the CCO and/or Designee. Additionally, Access Persons will be required to periodically attest that they have not received or given any entertainment that could be construed excessive or extravagant in nature and that any entertainment greater in value on a single occasion above the reporting threshold has been appropriately pre-cleared.

Test Procedure	Testing Frequency	Assignee
Review of disclosed gifts/entertainment	Ad hoc	CCO/Designee

6.	Political Contributions

King Ridge is subject to Rule 206(4)-5 under the Advisers Act, which among other things, prohibits the Firm from engaging in pay-to-play practices (i.e. being compensated for investment advisory services to a government entity or official after making political contributions to the same). Rule 206(4)-5 imposes a two-year “cooling-off” period after making a contribution to an official of a government entity before an investment adviser can receive compensation for providing advice to the government entity and requires that any third-party solicitors used by such advisers also be subject to pay-to-play restrictions. Furthermore, King Ridge may not solicit or coordinate campaign contributions for officials of a government entity to which the Firm provides, or is seeking to provide, advisory services.

The intent of Rule 206(4)-5 is to remove the connection between political contributions to state and local officials who may have influence over the awarding of government and public pension investment advisory business.

Defining a Political Contribution

For purposes of this Code, a political contribution means any gift, subscription, loan, advance, or deposit of money or anything of value made for:

●	The purpose of influencing any election for political office;

●	The payment of debt incurred in connection with any such election; or

●	Transition or inaugural expenses incurred by the successful candidate for political office.

Political contributions can also include in-kind contributions such as payment for services or use of any political campaign or volunteering a significant amount of time outside of the Firm towards a particular political campaign.

Policy

It is the policy of King Ridge to strictly adhere to Rule 206(4)-5 of the Advisers Act. Initially upon hire, a new Access Person must disclose their prior two years’ worth of political contributions. The initial disclosure should include contributions made by Household-related Parties as well.

Access Persons and their Household-related Parties are prohibited from making political contributions without preapproval by the CCO. Additionally, volunteering a significant portion of time outside of the Firm to a particular political campaign should be disclosed to the CCO for purposes of this policy.

Procedure

On a periodic basis, the CCO and/or Designee may request reporting of all political contributions made by Access Persons and their Household-related Parties during the previous year. Reporting of political contributions should indicate the individual or election committee receiving the contribution, the office for which the individual is running, the current elected office held (if any), and the dollar amount of the contribution or value of the donated item. Additionally, the Access Person must state if they are eligible to vote for the candidate to which they made the political contribution.

Access Person attempting to engage in a political contribution can request pre-approval of such contribution via Hadrius’ “Political Contribution Disclosure Form,” or can directly report the intended contribution to the CCO.

Test Procedure	Testing Frequency	Assignee
Review of intended political contribution for Rule 206(4)-5 purposes.	Ad hoc	CCO
Political contributions screening via online campaign donation databases	Annual	CCO/Designee

7.	Outside Business Activities

In accordance with King Ridge’s fiduciary duties, Access Persons cannot engage in activities that create, or appear to create, conflicts of interest or engage in any activities that may otherwise might jeopardize the integrity or reputation of King Ridge. Access Persons are expected to devote their full professional time and efforts to King Ridge and to avoid any activities that could present actual or perceived conflicts of interest. Access Persons should promptly disclose via Hadrius, or directly notify the CCO and/or Designee, of any other circumstances arising that may create, or appear to create, a conflict of interest.

Policy

Each Access Person must disclose prior to or at the time of their hire the existence of any employment agreement, non-compete or non-solicitation agreement, confidentiality agreement or similar agreement with a former employer that in any way restricts or prohibits the performance of any duties or responsibilities of their positions within King Ridge.

Outside Business Activities (“OBAs”) that are investment-related or pose a direct conflict of interest, or the potential for a direct conflict of interest with King Ridge, the Funds, or investors, must be disclosed by Access Persons prior to hire. Any new investment-related OBAs, or OBAs that pose a direct conflict of interest, or the potential for a direct conflict of interest, must be disclosed to the CCO and/or Designee prior to engaging in the activity.

At all times, the interests of Clients and King Ridge take priority over the outside business activities of Access Persons, with special care to ensuring the best interest of Clients are always prioritized. Access Persons must receive approval from the CCO for the following, but not limited to, prior to engaging in any OBA that:

●	Involves a significant amount of time or provides a significant amount of income;

●	Is investment-related, including activities on behalf of a non-profit;

●	Involves service on the board of directors of a publicly traded company;

●	Involves serving as an employee, independent contractor, sole proprietor, officer, director, or partner of a for-profit business;

●	Involves serving as a director, officer or executive management of a non-profit entity or performing investment-related functions on its behalf; or

●	Involves engaging in any other outside employment or activity (paid or unpaid) that may give rise to a conflict with King Ridge, a Client, or investors (e.g., operating a blog that provides financial advice).

Additionally, Access Persons must notify the CCO of any outside speaking engagements that may relate to the investment or financial industry. As a general matter, Access Persons are prohibited from receiving compensation from third-parties on investment-related topics. Access Persons should consult the Public Appearances Policy in the Manual for any public speaking engagements that are on behalf of King Ridge.

Procedure

Access Person Disclosure Requirements

Access Persons attempting to engage in any OBA that could conflict with their duties at the Firm should submit a “Outside Business Activity Form” in Hadrius, or by directly contacting the CCO and/or Designee, prior to engaging in the OBA. At the time of hire, the CCO will request information on any existing OBA information from new hires to review for any potential conflicts of interest. Access Persons will also periodically certify that they have disclosed any potential conflict of interest, including OBAs, in Hadrius.

CCO Disclosure Requirements

In the event of a disclosed OBA from the CCO, an appropriate Designee shall review and confirm the disclosed OBA does not pose an actual, or potential, conflict of interest.

Test Procedure	Frequency	Assignee
Review of disclosed OBAs	Semi-Annually	CCO
Review of newly disclosed OBAs	Ad hoc	CCO
Review of CCO disclosed OBAs	Ad hoc	Designee

8.	Family Member Conflicts

Conflicts of interest may arise when an Access Person’s personal interest or familial relationship interfere, or appear to interfere, with their ability to serve the best interests of King Ridge’s Clients. A conflict of interest may also exist when an Access Person or a member of their family, directly or indirectly, owns a significant financial interest in an entity which is a competitor of King Ridge or has a current or prospective relationship with King Ridge.

Policy

Access Persons are required to disclose any situations where a family member’s relationship might present a conflict with King Ridge or Clients. All Access Persons must disclose any potential conflicts involving family members as soon as they become aware of them.

Procedure

Access Persons can disclose any actual, or apparent, family member conflicts via Hadrius’ “Family Member Conflicts Disclosure Form” or directly to the CCO and Designee.

Test Procedure	Frequency	Assignee
Review for potential family member conflicts	Periodically	CCO/Designee
Attestation by Access Persons to no family member conflicts	Quarterly	Access Persons